Issuer Free Writing Prospectus

Filed Pursuant to Rule 433(f)

Registration No. 333-199129

February 23, 2015

Inland Residential Properties Trust, Inc.

Inland Residential Properties Trust, Inc. (referred to herein as “us,” “we,” “our” or the “Company”) has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-11 (File No. 333-199129) (as amended from time to time, the “Registration Statement”) and a related prospectus (as supplemented from time to time, the “Prospectus”). Before you invest, you should read the Prospectus in the Registration Statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, the dealer manager or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free (800) 826-8228.

On February 20, 2015, ChicagoBusiness.com, a daily online news service that is published by Crain’s Chicago Business, a regional business newspaper, published an article, the full text of which is reproduced below, after asking for and obtaining an interview with Mitchell Sabshon, our president and chief executive officer and a member of our board of directors.

The article was not prepared or reviewed by the Company or any of its affiliates prior to publication. ChicagoBusiness.com routinely publishes articles on business news. ChicagoBusiness.com is wholly unaffiliated with the Company, and none of the Company, its sponsor, Inland Real Estate Investment Corporation, or any of its affiliates have made any payment or given any consideration to ChicagoBusiness.com in connection with the article below or any other matter published by ChicagoBusiness.com concerning the Company or any of its affiliates.

The statements in the article attributed to or derived from Mr. Sabshon were not intended to qualify any of the information, including the risk factors, set forth in the Registration Statement or the Prospectus or the other documents incorporated by reference into the Registration Statement. Statements in the article that are not attributed directly to Mr. Sabshon represent the author’s or others’ opinions, and are not endorsed or adopted by the Company. You should consider statements contained in this free writing prospectus, including those in the article, only after carefully evaluating all of the information in the Registration Statement, the Prospectus and the documents incorporated by reference into them, including the risk factors described or incorporated by reference therein.

This filing may contain forward-looking statements that reflect expectations and projections about our future results, performance, prospects and opportunities. These statements are not guarantees of future performance, and investors should exercise caution and not place undue reliance on them. Our actual results may differ materially from those expressed in the forward-looking statements due to a number of known and unknown risks, uncertainties and other factors, including the risks and uncertainties discussed in the “Risk Factors” section of the Prospectus and our other filings with the SEC. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required to satisfy our obligations under federal securities law.

Full Text of ChicagoBusiness.com Article

Inland apartment firm to start selling $1 billion in stock

By: Micah Maidenberg

Published: February 20, 2015

Inland Real Estate Group's newest firm got the green light this week to start raising the funds it will use to amass a big portfolio of apartment buildings.

The Securities & Exchange Commission approved Oak Brook-based Inland Residential Properties Trust's plan to sell $1 billion worth of stock to the public, according to a statement issued by the company.

Inland Residential is a non-traded real estate investment trust, a public company whose shares aren't listed on a stock exchange. Rather than build a portfolio and then go public, the REIT will sell stock first and use the money to acquire apartment buildings.

Mitchell Sabshon, CEO of Inland Residential, said the company will look to buy apartment buildings in the largest 100 metropolitan regions around the U.S.—markets with populations of 500,000 or more.

It won't wade into the most expensive apartment markets, places like New York City and Washington D.C., he added, but will buy in “secondary or stronger tertiary markets” that other investors might overlook. The company will look to acquire Class A and Class B buildings.

ROBUST PERFORMANCE

In Chicago and other markets, apartments have been a robust performer coming out of the recession, as people opt for renting because they don't have the money to buy a house or because they prefer to rent for the flexibility and lifestyle.

Inland Residential believes that dynamic will continue, making apartments an attractive investment option. Millennials, those born between 1980 and 1996, want to rent because it gives them the ability to move easily, while Baby Boomers are shifting out of single-family homes and into rental units as their children move out, Sabshon said.

“We see very dramatic changes in how people choose to live,” he said.

Meanwhile, Sabshon thinks that prices for apartment buildings are starting to slow, giving Inland Residential the opportunity to acquire property at relatively low levels.

“That is exactly when we want our new company to be buying apartments, when that pricing starts to cool,” he added.

The firm's narrow focus on apartment buildings in bigger markets marks a shift for Inland Real Estate Group.

In the past, some non-traded Inland REITs have acquired a broad range of commercial property. But that's made it challenging for companies to go public on a stock exchange, since they have complicated portfolios with multiple kinds of assets.